FOR IMMEDIATE RELEASE

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Katelyn Petersen
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NT Media Corp. of California, Inc. Announces Name Change to Global Health Voyager, Inc. and New Stock Symbol (GLHV)

BEVERLY HILLS, Calif. – August 10, 2011 – NT Media Corp. of California, Inc. today announced that it has changed its name to "Global Health Voyager, Inc." (GHV) effective as of August 10, 2011 and its common stock is now quoted under the symbol GLHV (OTCB:GLHV). GHV is a full-service, web-based, medical tourism facilitator with tailored platforms for distinct markets including business-to-business, uninsured and underinsured individuals, and affluent patients.

“Americans are traveling to overseas centers for several good reasons: high quality care coupled with significant cost savings, access to treatments that may not be available in the U.S., and the opportunity to take advantage of the extraordinary facilities, comfort and individualized attention offered at these Centers Of Excellence,” says Ali Moussavi, President and CEO of GHV. “GHV has already secured agreements with some of the leading international hospitals, medical providers, and airlines.”

Moussavi points out that GHV adheres to strict standards for inclusion in its global hospital network, including those of the Joint Commission International which already accredits 300+ facilities, and other highly respected international accreditation bodies.

“Medical travelers need to feel confident that the quality of care will be equal to – or even better – than what is offered in the U.S.,” adds Moussavi. “Our website helps patients to evaluate their options, select the foreign hospital and practitioners that are best suited to their individual needs, and arrange touring opportunities for themselves and their travel companions.”

About Global Health Voyager

Global Health Voyager, Inc. (OTCB:GLHV) is a U.S.-based full-service medical tourism facilitator. It offers access to a vast worldwide network of highly accredited facilities and providers to patients seeking healthcare, surgical, dental, and wellness procedures. The Company is a one-stop medical tourism resource, providing consumers, employers, payers and other intermediaries the ability to choose and access information about a wide array of destinations, hospitals, procedures and services from one convenient location. Through established relationships with international providers, the Company has already done the groundwork to verify the accreditation and experience of the provider organizations it offers. Visit www.globalhealthvoyager.com.

Forward-Looking Statements

Certain statements in this news release may constitute "forward-looking" statements within the meaning of section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ.